Exhibit 16

(LETTERHEAD OF BDO SEIDMAN, LLP)

June 30, 2005

Securities and Exchange Commission

100 F Street, NE

Washington, D.C.  20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on June 27, 2005, which is being filed by our client, Video Display Corporation, herein.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP

Cc: Carolyn Howard, Audit Committee Chairperson